UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 30, 2009

Brown & Brown, Inc.
(Exact Name of Registrant as Specified in its Charter)

Florida 001-13619 59-0864469
(State or Incorporation) (Commission File Number) (I.R.S. Employer Identification Number)

220 South Ridgewood Avenue, Daytona Beach, Florida 32114
(Address of principal executive offices) (Zip code)
Registrant's telephone number, including area code: (386) 252-9601
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Brown & Brown, Inc. (the "Company") is party to a Master Shelf and Note Purchase Agreement, dated December 22, 2006, between the Company, Prudential Investment Management, Inc. ("Prudential") and certain Prudential affiliates (the "Master Agreement").  Previously, the Master Agreement provided for up to a $200.0 million private uncommitted shelf facility for the issuance of senior unsecured notes over a three-year period to expire on December 22, 2009.  Under the Master Agreement, the Company has previously issued and sold its (i) $25.0 million 5.66% Senior Notes, Series C, due December 22, 2016 and (ii) $25.0 million 5.37% Senior Notes, Series D, due January 15, 2015.

On September 30, 2009, the Company entered into a Letter Amendment to the Master Agreement (the "Amendment").  As a result of the Amendment, the expiration date of the period during which the Company may issue additional notes under the Master Agreement was extended to September 30, 2012.  As consideration for the Amendment, the Company agreed to pay a renewal fee of $50,000 to Prudential.

The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, which has been attached to this Report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description
10.1	Letter Amendment, dated September 30, 2009, to the Master Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brown & Brown, Inc.

October 5, 2009	By:	/s/ Cory T. Walker
Cory T. Walker Sr. Vice President, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Amendment, dated September 30, 2009, to the Master Agreement.